Exhibit 99.1
Commercial Metals Company Completes Acquisition of
Australian Long Products Distributor G.A.M. Steel Pty. Ltd.
     Irving, TX — June 3, 2011 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has completed the acquisition of G.A.M. Steel Pty. Ltd. (G.A.M.), a leading distributor and processor of steel long products and plate based in Melbourne, Australia. Servicing the structural fabrication, rural and manufacturing segments in the state of Victoria, G.A.M. offers a wide range of long products and is known for its excellent customer service.
     “I am pleased to announce the successful acquisition of G.A.M. Although we currently have a significant position in steel marketing and distribution in Australia, this acquisition gives us a new presence in Victoria, the strongest market for processed steel in Australia,” said Joe Alvarado, President and Chief Operating Officer of CMC. “We believe it is a great strategic fit for our Company providing growth opportunity to enhance our existing national long products distribution investments in Australia. We look forward to bringing G.A.M. into the CMC family.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward Looking Statements
     Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the transaction disclosed in this press release will be completed or that financial or operational results resulting from the transaction will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354